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Exhibit 3.13

CERTIFICATE OF INCORPORATION

OF

DRAFTEX, INC.

        The undersigned incorporator, in order to form a corporation under the General Corporation Law of Delaware, certifies as follows:

        FIRST:    The name of the corporation is Draftex, Inc.

        SECOND:    The registered office of the corporation is to be located at 1013 Centre Road, Wilmington, New Castle County, Delaware 19805. The name of its registered agent at that address is The Prentice-Hall Corporation System, Inc.

        THIRD:    The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

        FOURTH:    The corporation shall have the authority to issue 1,000 shares of common stock, par value $.01 per share.

        FIFTH:    The name and mailing address of the incorporator are as follows:

      Alex Navarro, Esq.
      Proskauer Rose Goetz & Mendelsohn LLP
      1585 Broadway
      New York, New York 10036

        SIXTH:    Whenever a compromise or arrangement is proposed between the corporation and its creditors or any class of them and/or between the corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for the corporation under the provisions of §291 of Title 8 of the Delaware Code or on the application of Trustees in dissolution or of any receiver or receivers appointed for the corporation under the provisions of § 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of the corporation, as the case may be, and also on the corporation.

        EIGHTH:    The corporation shall, to the fullest extent permitted by law, as the same is now or may hereafter be in effect, indemnify each person (including the heirs, executors, administrators and other personal representatives of such person) against expenses including attorneys' fees, judgments, fines and amounts paid in settlement, actually and reasonably incurred by such person in connection with any threatened, pending or completed suit, action or proceeding (whether civil, criminal, administrative or investigative in nature or otherwise) in which such person may be involved by reason of the fact that he or she is or was a director or officer of the corporation or is or was serving any other incorporated or unincorporated enterprise in such capacity at the request of the corporation.

        NINTH:    Unless, and except to the extent that, the by-laws of the corporation shall so require, the election of directors of the corporation need not be by written ballot.

        TENTH:    The corporation hereby confers the power to adopt, amend or repeal bylaws of the corporation upon the directors.

        IN WITNESS WHEREOF, I have hereunto set my hand this 2nd day of February, 1996.

/s/ ALEX NAVARRO Alex Navarro, Esq. Sole Incorporator

CERTIFICATE

FOR RENEWAL AND REVIVAL OF CHARTER

OF

DRAFTEX, INC.

        Draftex, Inc., a corporation organized under the laws of the State of Delaware, the Certificate of Incorporation of which was filed in the Office of the Secretary of State on the fifth day of February, 1996, the charter of which was voided for non-payment of taxes, now desires to procure a restoration, renewal and revival of its charter, and hereby certifies as follows:

        SEVENTH:    The name of the corporation is:

        Draftex, Inc.

        EIGHTH:    The registered office of the corporation is to be located at 1013 Centre Road, City of Wilmington, County of New Castle; Delaware 19805. The name of its registered agent at that address is The Prentice-Hall Corporation System, Inc.

        NINTH:    The date when the restoration, renewal and revival of the charter of this company is to commence is the twenty-eighth day of February, 1998, same being prior to the date of the expiration of the charter. This renewal and revival of the charter of this corporation is to be perpetual.

        TENTH:    This corporation was duly organized and carried on the business authorized by its charter until the first day of March, 1998, at which time its charter became inoperative and void for non-payment of taxes and this certificate for renewal and revival is filed by authority of the duly elected directors of the corporation in accordance with the laws of the State of Delaware.

        IN TESTIMONY WHEREOF, and in compliance with the provisions of Section 312 of the General Corporation Law of the State of Delaware, as amended, Draftex, Inc. has caused this Certificate to be signed by its Vice President, Treasurer and Secretary, Gilbert L. Christopher, Jr., this 5th day of January, 1999.

/s/ GILBERT L. CHRISTOPHER, JR. Gilbert L. Christopher, Jr. Vice President, Treasurer and Secretary

CERTIFICATE OF AMENDMENT OF CERTIFICATE OF INCORPORATION

OF

DRAFTEX, INC.

        It is hereby certified that:

        1.     The name of the corporation (hereinafter called the "corporation") is Draftex, Inc..

        2.     The certificate of incorporation of the corporation is hereby amended by striking out Article One thereof and by substituting in lieu of said Article the following new Article(s):

        "The name of the corporation is GDX Automotive Inc."

        3.     The amendment of the certificate of incorporation herein certified has been duly adopted and written consent has been given in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.

Signed on January 18, 2001.

DRAFTEX, INC.
By:	/s/ JOSEPH M. GRAY Name: Joseph M. Gray Title: President, GDX Automotive

CERTIFICATE OF CHANGE OF REGISTERED AGENT

AND

REGISTERED OFFICE

        GDX AUTOMOTIVE, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware

DOES HEREBY CERTIFY:

        That the registered office of the corporation in the State of Delaware is hereby changed to Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle.

        That the registered agent of the corporation is hereby changed to THE CORPORATION TRUST COMPANY, the business address of which is identical to the aforementioned registered office as changed.

        That the changes in the registered office and registered agent of the corporation as set forth herein were duly authorized by resolution of the Board of Directors of the corporation.

        IN WITNESS WHEREOF, the corporation has caused this Certificate to be signed by an authorized officer, this 19th day of April, 2002.

/s/ YASMIN R. SEYAL
YASMIN R. SEYAL / TREASURER *
(Title)

        * Any authorized officer or the Chairman or Vice-Chairman of the Board of Directors may execute this certificate.

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  Exhibit 3.13
CERTIFICATE OF INCORPORATION OF DRAFTEX, INC.
CERTIFICATE FOR RENEWAL AND REVIVAL OF CHARTER OF DRAFTEX, INC.
CERTIFICATE OF AMENDMENT OF CERTIFICATE OF INCORPORATION OF DRAFTEX, INC.
CERTIFICATE OF CHANGE OF REGISTERED AGENT AND REGISTERED OFFICE